Exhibit 5.1

June 6, 2011
Cerus Corporation
2411 Stanwell Drive
Concord, CA 94520

RE:	Cerus Corporation

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Cerus Corporation, a Delaware corporation (the “Company”), of up to $20,000,000 of shares of the Company’s common stock, par value $0.001 (the “Shares”) and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated as of November 3, 1999 (the “Rights Agreement”), between the Company and Norwest Bank Minnesota, N.A. as rights agent (the “Rights Agent”), pursuant to a Registration Statement on Form S-3 (Registration Statement No. 333-154842) (the “Initial Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as amended and supplemented by subsequent filings, including the Registration Statement on Form S-3 filed with the Commission pursuant to Rule 462(b) of the Act (Registration Statement No. 333-161214) (together with the Initial Registration Statement, the “Registration Statements”), the prospectus, dated December 17, 2008, included in the Initial Registration Statement (the “Base Prospectus”), and the prospectus supplement dated June 6, 2011, filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Act (the “Prospectus Supplement”). (The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”) The Shares are to be sold by the Company in accordance with the At-The-Market Issuance Sales Agreement (the “Agreement”), dated June 3, 2011, between the Company and McNichol, Lewis & Vlak LLC (“MLV”), as described in the Prospectus.

In connection with this opinion, we have examined and relied upon the Registration Statements, the Prospectus, the Company’s Restated Certificate of Incorporation, as amended, Amended and Restated Bylaws and the Rights Agreement, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.

Further, we have assumed (i) that no more than 7,017,544 Shares will be sold, based on a sale price of $2.85 per share, representing the last reported sale price of the Company’s common stock on the NASDAQ Global Market on June 3, 2011 and (ii) that no Shares will be sold that would cause the Company to not satisfy the eligibility requirements for use of Form S-3 (including Instruction I.B.6. thereof).

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cerus Corporation

June 6, 2011

Page Two

With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statements and the Prospectus, will be validly issued, and the Shares fully paid and nonassessable.

This opinion assumes, with your consent, that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, and that the Company’s Board of Directors (the “Board”) has acted in accordance with its fiduciary duties in adopting the Rights Agreement. This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statements and to the filing of this opinion as an exhibit to a Current Report on Form 8-K.

Sincerely,

Cooley LLP

By:	/s/ Suzanne Sawochka Hooper
Suzanne Sawochka Hooper

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM